Exhibit 10.24

SEVENTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SEVENTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) dated as of March 13, 2024 (the “Effective Date”), by and between: UNIVERSAL ELECTRONICS INC., a Delaware corporation (“Borrower”), the lenders from time to time parties hereto (each a “Lender” and collectively the “Lenders”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association as administrative agent (the “Administrative Agent”), has reference to the following facts and circumstances (the “Recitals”):

A.    Borrower, Lender and the Administrative Agent have executed a Second Amended and Restated Credit Agreement dated as of October 27, 2017, as amended by a First Amendment to Second Amended and Restated Credit Agreement dated as of May 4, 2018, December 18, 2023, a Second Amendment to Second Amended and Restated Credit Agreement dated as of December 20, 2018, a Third Amendment to Second Amended and Restated Credit Agreement dated as of November 1, 2019, a Fourth Amendment to Second Amended and Restated Credit Agreement dated as of January 7, 2021, a Fifth Amendment to Second Amended and Restated Credit Agreement dated as of October 25, 2021, and a Sixth Amendment to Second Amended and Restated Credit Agreement dated as of May 3, 2023 (as amended, the “Credit Agreement”; all capitalized terms not otherwise defined herein shall have the same meanings as ascribed to them in the Credit Agreement); and

B.    Borrower’s obligations under the Credit Agreement and the Note executed by Borrower thereunder are described in and secured by certain security documents (collectively, the “Security Documents”), including, but not limited to (i) a Security Agreement dated as of October 2, 2012, executed by Borrower in favor of the Administrative Agent, as amended by an Amendment to Security Agreement dated as of October 27, 2017, (ii) a Confirmatory Grant of Security Interest in Trademarks dated as of September 14, 2012, executed by Borrower in favor of the Administrative Agent, (iii) a Confirmatory Grant of Security Interests in Patents dated as of September 14, 2012, executed by Borrower in favor of the Administrative Agent, and (iv) a Continuing Guaranty dated as of October 25, 2021, executed by Universal Electronics BV in favor of Administrative Agent.

    C.    Borrower has requested the Lenders and the Administrative Agent to amend the terms of the Credit Agreement in the manner set forth herein; and the Lenders and the Administrative Agent are willing to agree to amend the terms of the Credit Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, Lender and the Administrative Agent hereby agree as follows:

    1.    Recitals. The Recitals are true and correct, and, with the defined terms set forth herein, are incorporated by this reference.

    2.    Amendments to Credit Agreement. As of the Effective Date, the Credit Agreement his hereby amended as follows:

(a)    The definitions of “Applicable Margin”, “Consolidated Cash Flow Leverage Ratio”, “Consolidated EBITDA”, “Consolidated Fixed Charge Ratio”, “Facility Termination Date”, and “Revolving Commitment” set forth in Section 1.1 of the Credit Agreement are deleted and the following substituted in lieu thereof:

“Applicable Margin” means (a) with respect to a SOFR Borrowing, 3.00%, and (b) with respect to a Base Rate Borrowing, 0.00%.

“Consolidated Cash Flow Leverage Ratio” means, at any time, the ratio of (i) Consolidated Total Funded Debt, as of such date, to (ii) Consolidated EBITDA measured on a trailing 12-month basis.

“Consolidated EBITDA” means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income and without duplication, (i) Consolidated Interest Expense, (ii) expense for taxes paid in cash or accrued, (iii) depreciation, (iv) amortization, (v) extraordinary expenses, charges or losses incurred other than in the ordinary course of business, (vi) non-cash expenses related to stock based compensation, and (vii) the actual cash amount of severance payments made with respect to the Borrower’s Mexico plant during fiscal year ending December 31, 2024 up to a maximum amount of $3,000,000, and (viii) other add-backs determined by Administrative Agent in its sole and absolute discretion, minus, to the extent included in Consolidated Net Income, (1) extraordinary income or gains realized other than in the ordinary course of business, (2) income tax credits and refunds (to the extent not netted from tax expense), and (3) any cash payments made during such period in respect of items described in clauses (v) or (vi) above subsequent to the fiscal quarter in which the relevant non-cash expenses, charges or losses were incurred, all calculated for the Borrower and its Subsidiaries on a consolidated basis.

“Consolidated Fixed Charge Coverage Ratio” means, at any time, the ratio of (i) Consolidated EBITDA, plus Consolidated Rentals, minus Consolidated Maintenance Capital Expenditures, minus Restricted Payments, minus cash taxes to (ii) cash Consolidated Interest Expense, plus Consolidated Rentals, plus scheduled principal payments with respect to Consolidated Funded Indebtedness paid or payable in cash for such period, all calculated for the Borrower and its Subsidiaries on a consolidated basis.

“Facility Termination Date” means April 30, 2025, or an earlier date on which the Revolving Commitment Amount is reduced to zero or the Revolving Commitment is otherwise terminated pursuant to the terms hereof.

“Revolving Commitment” means, for each Lender, the obligation, if any, of such Lender to make Revolving Loans to, and participate in Facility LCs issued upon the application of and Swing Line Loan made to, the Borrower, expressed as an amount representing the maximum possible aggregate amount of such lender’s Revolving Exposure hereunder. The amount of each Revolving Lender’s Revolving Commitment is set forth on Schedule 2, as it may be modified (i) as a result of any assignment that has become effective pursuant to Section 12.3, or (ii) otherwise from time to time pursuant to the terms hereof. As of the Seventh Amendment Date and continuing until the Facility Termination Date, the aggregate amount of the Lenders’ Revolving Commitments is $100,000,000.

    (b)    The definitions of “Factory Transition Period” and “Pricing Schedule” are deleted in their entirety.

    (c)    The following definitions of “Accounts”, “Borrowing Base”, “Net Eligible Accounts”, “Revolving Credit Usage Cap” and “Seventh Amendment Effective Date” are added to Section 1.1 of the Credit Agreement in their proper alphabetical locations:

    “Accounts” means all “accounts” (as such term is defined in the Uniform Commercial Code as in effect from time to time in the State of Arizona) of Borrower, including, without limitation, the unpaid portion of the obligation of a customer of Borrower in respect of goods purchase by and shipped to such customer and/or the rendition of services of Borrower, as stated on an invoice of Borrower.

“Borrowing Base” means, as of any date of determination by Administrative Agent, an amount in Dollars equal to 75% of the book value of Net Eligible Accounts.

“Net Eligible Accounts” means Accounts owned by Borrower that are less than ninety (90) days following their due date, less reserves for doubtful accounts and returns and other reserves established by Administrative Agent from time to time in its sole and absolute discretion.

    “Revolving Credit Usage Cap” means $85,000,000 or such higher amount as agreed to in writing by the Administrative Agent in its sole and absolute discretion.

    “Seventh Amendment Date” means the effective date of that certain Seventh Amendment to Second Amended and Restated Credit Agreement dated as of March 13, 2024.

    (d)    Section 2.1 of the Credit Agreement titled “Revolving Loan Commitment” is deleted in its entirety and the following substituted in lieu thereof:

“2.1    Revolving Loans.

From and after the Seventh Amendment Effective Date and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Loans to the Borrower in Dollars and participate in Facility LCs issued upon the request of the Borrower, only if, after giving effect to the making of each such loan and the issuance of each such Facility L/C,

(i)the Dollar amount of such Lender’s Revolving Exposure does not exceed its Revolving Commitment; and

(ii)the aggregate Revolving Exposures do not exceed the lesser of (a) the aggregate Revolving Commitment, (b) the Borrowing Base, if applicable, and (c) the Revolving Credit Usage Cap, if applicable. The Borrowing Base and the Revolving Credit Usage Cap shall apply and shall limit the amount of Borrowings available to Borrower unless and until Borrower has achieved both (x) a Consolidated Fixed Charge Coverage Ratio in excess of 2.00 to 1.00 determined as of the end of the most recent fiscal quarter, and (y) a Consolidated Cash Flow Leverage Ratio below 3.0 to 1.00, determined as of the end of the most recent fiscal quarter.

For purposes of calculating the Cash Flow Leverage Ratio under this Section 2.1, Consolidated Total Funded Debt shall be determined on a pro forma basis after giving effect to any requested Borrowing.”

(e)    Section 2.5 of the Credit Agreement titled “Other Fees” is deleted in its entirety and the following substituted in lieu thereof:

“2.5.     Fees.    The Borrower shall pay to each Lender a commitment fee (the “Commitment Fee”) at a per annum rate equal to one quarter of one percent (.25%) of the Lender’s Revolving Commitment from the Seventh Amendment Date until the Facility Termination Date, payable in arrears on each Interest Payment Date for a SOFR Loan or Payment Date for a Base Rate Loan.”

(f)    Subparagraphs (c), (h) and (i) of Section 6.1 of the Credit Agreement titled “Financial Reporting” are deleted in their entirety and the following substituted in lieu thereof:

    “(c)    Within 30 days after the close of each calendar month, for itself and its Subsidiaries, consolidated unaudited balance sheets as of the close of each such period and consolidated profit and loss and reconciliation of surplus statements (including sufficient detail for independent calculation of the financial covenants set forth in Section 6.21), a statement of cash flows for the period from the beginning of such fiscal year to the end of such month, and a report of the Borrowing Base as of the end of such month, all certified by its chief financial officer.”

    “(h)    Reserved.”

“(i)    Within 15 days following the end of each calendar month (or if, and so long as, the aggregate Revolving Exposure is greater than $70 million, every other week), a 13-week cash flow forecast for itself and its Subsidiaries, prepared by its chief financial officer;”

(g)    Section 6.19 of the Credit Agreement titled “Restricted Payments” is deleted in its entirety and the following substituted in lieu thereof:

“6.19    Restricted Payments.

The Borrower will not, nor will it permit any Restricted Subsidiary to, make any Restricted Payment, except that (i) any Subsidiary may declare and pay dividends or make distributions to the Borrower or to a Wholly-Owned Subsidiary of the Borrower subject to continuing compliance with Section 6.27, (ii) the Borrower may declare and pay dividends on its capital stock or repurchase shares of the Borrower’s capital stock provided that (x) such Restricted Payments do not exceed $4 million, and (y) no Default or Event of Default shall exist before or after giving effect to such dividends or repurchase as a result thereof.”

(h)    Section 6.21 of the Credit Agreement titled “Financial Covenants” is deleted in its entirety and the following substituted in lieu thereof:

“6.21.    Financial Covenants.

(a)Consolidated Fixed Charge Coverage Ratio. Borrower will not permit the Consolidated Fixed Charge Coverage Ratio to be less than (a) 1.00 to 1.00 measured as of the fiscal quarter ending December 31, 2024 on a trailing 12-month basis, and (b) 2.00 to 1.00 measured as of the end of the fiscal quarter ending March 31, 2025 and each fiscal quarter thereafter on a trailing 12-month basis.

(b)Consolidated Cash Flow Leverage Ratio. Beginning March 31, 2025, Borrower will not permit the Consolidated Cash Flow Leverage Ratio measured as of the last day of any fiscal quarter (with EBITDA calculated on a trailing 12-month basis) to be greater than or equal to 3.00 to 1.00.

(c) Minimum Consolidated EBITDA. As of the last day of each Test Period ending on the relevant date set forth below, Borrower shall have Consolidated EBITDA for such Test Period of not less than the amount designated below as the Minimum Consolidated EBITDA for such Test Period:

Test Period	Minimum Consolidated EBITDA
January 1, 2024 through March 31, 2024	($1,300,000)
January 1, 2024 through June 30, 2024	($1,500,000)
January 1, 2024 through September 30, 2024	$5,000,000

(i)    Subparagraph (a) of Section 13.1 titled “Notices Generally” is deleted in its entirety and the following substituted in lieu thereof:

“(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notice s and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)if to the Borrower, to it at 15147 N. Scottsdale Road, Suite H300, Scottsdale, AZ 85254, Attention: Chief Financial Officer;

(ii)if to the Administrative Agent or the LC Issuer, to U.S. Bank National Association at One U.S. Bank Plaza St. Louis, Mail Code SL-MO-T7CP, 505 N 7th Street, Saint Louis, MO 63101; or

(iii)if to a Lender other than U.S. Bank National Association, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.”

(j)    Section 15.1 of the Credit Agreement titled “Choice of Law” is deleted in its entirety and the following substituted in lieu thereof:

“15.1    Choice of Law.

This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of Arizona.”

(k)    Section 15.2 of the Credit Agreement titled “Consent to Jurisdiction” is deleted in its entirety and the following substituted in lieu thereof:

“15.1    Jurisdiction.

The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against Lenders or the Administrative Agent in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of Arizona sitting in Maricopa County, Arizona, and of the United States District Court for the District of Arizona, Phoenix Division and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such state court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or Lenders may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.”

(l)    Section 15.4 of the Credit Agreement titled “Judicial Reference Agreement” is deleted in its entirety.

(m)    Any and all references in the Credit Agreement to the “California Uniform Commercial Code” are deleted and replaced with “Arizona Uniform Commercial Code”.

(n)    Schedule 1 of the Credit Agreement (the Pricing Schedule) is deleted in its entirety.

(o)    Schedule 2 of the Credit Agreement (the Revolving Commitments) is deleted in its entirety and replaced with Schedule 2 attached to this Amendment.

3.    Updated Intellectual Property Schedules.  By no later than the Effective Date of this Amendment, Borrower shall furnish the Administrative Agent with a supplement to Schedule A of the Security Agreement identifying any and all trademarks, patents, copyrights, trade secrets or licenses in which Borrower maintains an interest that are not currently described on Schedule A to the Security Agreement (the “Supplemental Intellectual Property Schedule”).  The Administrative Agent is hereby authorized to modify and supplement the Security Agreement (and each of the other applicable Security Documents) to include the Supplemental Intellectual Property Schedule as an exhibit thereto (as described in Section 8.6 of the Security Agreement) and the provisions of the Security Agreement (and the other applicable Security Documents) shall automatically apply to the intellectual property descried in the Supplemental Intellectual Property Schedule.

4.    Binding Obligations. The Credit Agreement, the Note and the Security Documents, are, and shall remain, the binding obligations of Borrower and/or other third parties, and all of the provisions, terms, stipulations, conditions, covenants and powers contained therein shall stand and remain in full force and effect, except only as the same are herein and hereby expressly and specifically varied or amended, and the same are hereby ratified and confirmed, and Lenders and the Administrative Agent reserve unto themselves all rights and privileges granted thereunder.

5.    Reaffirmation; Authority. Borrower hereby reaffirms all representations, warranties, covenants and agreements recited in the Credit Agreement, the Note, and the Security Documents as of the date hereof, and the same are hereby adopted as representations, warranties, covenants and agreements of Borrower herein. Borrower further represents and warrants that it is not in default under any of its obligations under the Credit Agreement, the Note, and the Security Documents (with the exception of the Existing Covenant Defaults that are being waived by Lenders and the Administrative Agent hereunder), and that it has full power and authority to execute and deliver this Amendment, and that the execution and delivery hereof has been duly authorized, and that all necessary and proper acts have been performed or taken.

6.    Release. In consideration for and in order to induce Lenders and the Administrative Agent to enter into this Amendment, Borrower, for itself and its members, shareholders, directors, officers, employees, agents, guarantors, successors and assigns, hereby unconditionally release Lenders and the Administrative Agent and each of their shareholders, directors, officers, employees, agents, affiliates, successors and assigns (collectively, the “Lender Released Parties”) of and from any and all liabilities, claims, demands, suits and/or causes of action, if any, whether known or unknown, for any action taken by any of the Lender Released Parties or for any failure by any of the Lender Released Parties to take any action at any time prior to the execution of this Amendment. Borrower expressly acknowledges and agrees that this release applies to all claims for injuries, damages or losses that Borrower may have against the Lender Released Parties (whether those injuries, damages, or losses are known or unknown, foreseen or unforeseen, or patent or latent). This Release is not conditional and is effective notwithstanding the failure of Borrower to satisfy any of the conditions set forth in this Amendment.

7.    Further Assurances. Following the Effective Date of this Amendment, Borrower agrees to execute and deliver to the Administrative Agent at any time and from time to time any and all further conveyances, assignments, confirmations, satisfactions, releases, instruments of further assurance, approvals, consents and any and all such further instruments and documents as may be reasonably necessary, appropriate, expedient or proper in the opinion of the Administrative Agent or its counsel in order to effectuate, complete, perfect or protect the transactions described herein or in the Credit Agreement, the Note, the Security Documents or any other documents executed in connection therewith or contemplated thereby.

    8.    Expenses. Borrower agrees to pay all reasonable expenses incurred by the Administrative Agent in connection with this Amendment, including, but not limited to, the Administrative Agent’s legal and recording fees; provided, however, that such expenses shall not exceed $10,000. Said sums are payable on demand and are secured by the Security Documents.

    9.    Applicable Law. This Amendment shall be governed by and construed in accordance with the substantive laws of the State of Arizona (without reference to conflict of law principles) but giving effect to federal laws applicable to national banks.

    10.    Counterparts; Electronic Images. This Amendment may be executed in any number of counterparts (including telecopy counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Borrower hereby acknowledges the receipt of a copy of this Amendment and all other Loan Documents. The Administrative Agent may, on behalf of Borrower, create a microfilm or optical disk or other electronic image of this Amendment and any or all of the Loan Documents. The Administrative Agent may store the electronic images of this Amendment and any other Loan Document in its electronic form and then destroy the paper original as part of the Administrative Agent’s normal business practices, with the electronic image deemed to be an original.

    11.    Closing Conditions. Notwithstanding any provision contained in this Amendment to the contrary, this Amendment shall not be effective unless and until the Administrative shall have received the following, all in form acceptable to Lender:

(a)this Amendment, duly executed by Borrower and each Lender;

(b)the Consent of Guarantors, duly executed by each of the Guarantors;

(c)    Borrowing Resolutions of the Board of Directors of Borrower, duly executed by the Secretary of Borrower; and

(d)    such other documents and information as required by Lender.

Borrower and Lender have executed this Amendment as of the Effective Date.

[SIGNATURES ON FOLLOWING PAGE]

SIGNATURE PAGE-
SEVENTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT
dated March 13, 2024

                    UNIVERSAL ELECTRONICS INC.

                        By: /s/ Bryan M. Hackworth
                            Name: Bryan M. Hackworth
Title: Senior Vice President and Chief Financial Officer
        Lender:

    U.S. BANK NATIONAL ASSOCIATION,
    as a Lender, as LC Issuer and as Administrative Agent

            By: /s/ Timothy M. Hill
        Name: Timothy M. Hill
Title: Vice President

CONSENT OF GUARANTOR

The undersigned hereby consents to the terms, provisions and conditions contained in that certain Seventh Amendment to Second Amended and Restated Credit Agreement dated as of March 13, 2024 (the “Amendment”), executed by and between UNIVERSAL ELECTRONICS INC., a Delaware corporation (“Borrower”) and U.S. BANK NATIONAL ASSOCIATION, as a Lender, the L/C Issuer and the Administrative Agent (“Lender”). The undersigned hereby (i) acknowledges and agrees that the execution and delivery of the Amendment will not adversely affect or impair any of its obligations to Lender under that certain Continuing Guaranty dated as of October 25, 2021, executed by the undersigned in favor of Lender with respect to the indebtedness of Borrower to Lender (collectively, the “Guaranty”) (ii) agrees that the payment of all of the indebtedness, liabilities and obligations of Borrower to Lender, including without limitation, all obligations of the Borrower arising under or in connection with the Credit Agreement described in the Amendment (as defined in the Amendment), is guaranteed to Lender by the undersigned pursuant to the terms of the Guaranty, (iii) warrants and agrees that the Guaranty is in full force and effect on the date hereof and the same is hereby ratified and confirmed, and (iv) the release set forth in Section 6 of the Amendment applies mutatis mutandis to the undersigned with full force and effect as though the undersigned were a party to such provisions as set forth therein.

UNIVERSAL ELECTRONICS BV

By: /s/ Bryan M. Hackworth
Print Name: Bryan M. Hackworth
Title:     CFO

SCHEDULE 2
REVOLVING COMMITMENTS

Lender:	Revolving Commitment:
U.S. BANK NATIONAL ASSOCIATION	$100,000,000

TOTAL REVOLVING COMMITMENTS	$100,000,000